Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stillwater Mining Company:

We consent to the use in the Registration Statement on Form S-3 of our report dated March 16, 2009 with respect to the balance sheets of Stillwater Mining Company as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income (loss), changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that Stillwater Mining Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria related to the Company’s reconciliation and related review controls over a component of cost of goods sold.

KPMG

Billings, Montana

November 17, 2009